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                                                                     EXHIBIT 4.7

                             [FOOTHILL LETTERHEAD]


VIA TELECOPY


                                December 9, 1999


Gantos, Inc.
1266 E. Main Street, 5th Floor
Stamford, CT 06902
Attention:  President

RE: Gantos, Inc. (the "Borrower") - Existing Defaults; Full Reservation of Rights; Limitations on Advances.

Ladies and Gentlemen:

         Reference is made to the Loan and Security Agreement dated November 18, 1998 by and among the Borrower and Foothill, as Agent (the "Agent"), and the Lenders (as amended by a certain First Amendment to Loan and Security Agreement dated as of February 28, 1999 by and among the Borrower and Foothill as Agent and the Lenders, as further amended by a certain Second Amendment to Loan and Security Agreement dated as of August 27, 1999 by and among the Borrower and Foothill as Agent and the Lenders (the "Second Amendment"), as further amended by and through the date of this letter agreement, and as hereafter amended and/or restated from time to time, the "Loan Agreement"). Capitalized terms not defined herein shall have the meaning set forth in the Loan Agreement. Reference is further made to the Notice of Existing Defaults and Reservation of Rights dated December 1, 1999 (the "Notice") pursuant to which the Lenders formally notified the Borrower (i) of certain Events of Default under the Loan Agreement,
(ii) that any further advances under the Loan Agreement would only be made in the Lenders' discretion, and (iii) that the Lenders were reserving all of their rights to enforce the provisions of the Loan Agreement and the other Loan Documents at law, at equity or otherwise.

         1.       Existing Defaults

         The Borrower acknowledges and agrees that as of the date hereof it is in default of its obligations to the Lenders by reason of the occurrence of the following Events of Default:


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                  - Failure to meet the rolling three week sales covenant set forth on amended Schedule 7.21 for the weeks ended October 16, 23, and 30, 1999 and November 6, 13, 20, and 27, 1999;

                  - Failure to meet the weekly purchase covenant set forth on amended Schedule 7.21 for the weeks ended October 8 and 16, 1999;

                  - Failure to meet the monthly purchase covenant set forth on amended Schedule 7.21 for the months of August and September 1999; and

                  - Failure to deliver timely financial statements to the Lenders for the month of October 1999 (collectively, the "Existing Defaults").

         The above list of Existing Defaults represents only the Events of Default which the Lenders can confirm based on the financial information and reports delivered by the Borrower as of the date of this letter.

         2. Cash Budget

         As required by the Notice, on December 6, 1999, the Borrower delivered to the Lenders a detailed weekly cash budget for December 1999, a copy of which is attached hereto as Exhibit A (the "Budget").

         3. Acknowledgment of Existing Defaults; No Forbearance Obligations; Limitations on Advances

         (a) The Borrower acknowledges and confirms to the Lenders that the Borrower is in default of its obligations under the Loan Agreement by reason of the occurrence of the Existing Events of Default listed in Section 1 hereof. The Borrower acknowledges and agrees with the Lenders that by reason of the occurrence and continuance of the Existing Events of Default, the Lenders are currently and shall remain, at all times hereafter, entitled to exercise the full range of their rights and remedies against the Borrower under the Loan Documents and applicable law, without defense or counterclaim of any kind on the part of the Borrower.

         (b) The Borrower further acknowledges and agrees that as set forth in the Notice, any advances under the Loan Agreement are and shall continue to be made in the Lenders' sole discretion. Without limiting the foregoing, any discretionary advances so funded by the Lenders shall be (i) subject to the applicable advance rates, borrowing base limitations and related provisions set forth in the Loan Agreement, and (iii) limited to the amount necessary to fund projected disbursements set forth in the Budget through the date of any such requested advance.


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         (c) The Borrower acknowledges and agrees that the provisions of this letter agreement are not intended to and shall not be claimed by the Borrower to constitute an agreement by the Lenders to continue funding advances to the Borrower or to forbear from exercising their existing rights and remedies in respect of Existing Events of Defaults under the Loan Documents, all of which are expressly reserved and are not, and shall in no way be deemed or construed as, a waiver by the Lenders of such Existing Events of Default or any other Event of Default now existing or occurring subsequent to the date hereof. The Borrower further acknowledges and agrees that the Lenders' failure to exercise or delay in exercising such rights and remedies shall not constitute a waiver thereof or of the Existing Events of Default, or create a course of dealing or any obligation on the part of the Lenders to forbear from exercising any or all such rights or remedies at any time in the Lenders' sole discretion, and any such claims on the part of the Borrower are hereby waived.

         4. Representations and Warranties; Confirmation of Representations, Warranties.

         This letter agreement has been duly authorized, executed and delivered by the Borrower. The Loan Agreement, as amended hereby, each of the other Loan Documents, as amended by and through the date hereof and all Indebtedness of the Borrower incurred thereunder, constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms. The Borrower, by execution of this letter agreement, certifies to the Agent and each of the Lenders that each of the representations and warranties set forth in the Loan Agreement and the other Loan Documents (except those that expressly relate to an earlier date) is true and correct as of the date hereof.

         5. Covenants.

         Until such time as the Borrower shall have paid its Obligations to the Lenders in full, the Borrower covenants and agrees with the Lenders that the Borrower shall comply with all of the terms and conditions contained in the Loan Documents, including but not limited to the following:

         (a) The Budget. The Borrower's weekly financial results shall not negatively vary from the Budget in any category or in the aggregate.

         (b) Reports. In addition to the financial reporting requirements in the Loan Agreement, the Borrower shall supply the Lenders' with the following information:

                  - By 1:00 p.m. each business day, the Borrower shall supply the Lenders with a (i) a list of disbursements in accordance with the Budget; and (ii) notice of all notices of default, written or oral, relating to any of the Borrower's contracts, agreements or leases;


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                  - On or before December 16, 1999 the Borrower shall supply the
             Lenders with a detailed weekly cash budget for the months of January through March, 2000; and

                  - All such other information as the Lenders may from time to time reasonably request;

         (c) Examination of Borrower's Books. The Borrower shall permit the Lenders to examine the Borrower's books on demand, at the Lenders' discretion. Any such examination shall be at the Borrower's expense;

         (d) Financial Crisis Management. The Borrower shall continue to retain a financial crisis manager from Deloitte Touche LLP or another financial consulting firm acceptable to the Lenders; and

         (e) Storewide Sales; Consultant. On or before December 9, 1999, the Borrower shall deliver to the Lenders (i) a list of at least 15 stores at which the Borrower will commence "all items on sale" promotional sales on December 11, 1999, and (ii) an agreement between the Borrower and a third party consultant engaged by the Borrower to advise the Borrower in connection with the sales referenced in clause (i) and in the next succeeding sentence; such consultant and agreement to be satisfactory to the Lenders. On or before December 13, 1999, the Borrower will present the Lenders with an additional list of stores at which it will commence "all items on sale" promotional sales as soon as practicable.

         (f) Bankruptcy Counsel. The Borrower will engage bankruptcy counsel by the close of business on December 13, 1999.

         (g) Lease Valuation. On or before December 17, 1999, the Company will deliver to the Lenders an orderly liquidation valuation of the Company's leasehold interests from a "lender's" perspective, prepared by an independent third party acceptable to the Lenders.

    6. Compliance with Loan Documents.

    The Borrower hereby represents and warrants to the Agent and the Lenders that, other that the Existing Events of Default, all of the conditions precedent to lending specified in Section 3 of the Loan Agreement have been and continue to be satisfied as of the date hereof. Without limiting the generality of the foregoing, the Borrower hereby confirms that, other than the Existing Events of Default, it is in compliance with all of the terms and provisions set forth in the Loan Agreement and each of the other Loan Documents, as amended hereby, on its part to be observed or performed on or prior to the date hereof.


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         7. Without in any manner limiting the provisions of Section 3 above, the Borrower acknowledges that the Lenders have informed the Borrower that they intend to immediately cease making advances and exercise their rights and remedies under the Loan Documents and applicable law upon the occurrence of any of the following:

            (a) Payment. The Borrower fails to make any payment required to be made to the Lenders or the Agent under this letter agreement or the Loan Agreement;

            (b) Budget. The Borrower fails to comply with the Budget;

            (c) Representations. Any representation or warranty made by, or on behalf of, the Borrower in this letter agreement or in any certificate or other document delivered in connection herewith shall prove to have been untrue or incorrect in any material respect;

            (d) Covenants. The Borrower shall fail to fully perform or comply with any term, covenant or provisions of this letter agreement (including without limitation those under Section 5 hereof);

            (e) Bankruptcy, Etc. The Borrower shall become insolvent or fail to pay its debts as they mature, or the Borrower shall be adjudicated as bankrupt or insolvent, or any case or proceeding shall be commenced by or against the Borrower in bankruptcy or liquidation or for its reorganization or readjustment of the indebtedness of the Borrower under any applicable bankruptcy or insolvency laws, or any receiver, administrator, liquidator or trustee or similar official shall be appointed for the Borrower or any of its property, or the Borrower shall make an assignment for the benefit of creditors, or any similar event shall take place with respect to the Borrower or the Borrower shall sell all or a substantial part of its assets, whether in a single transaction or a series of transactions;

            (f) Material Adverse Change. There shall have occurred any event, circumstance or condition that the Lenders, in their sole discretion, believe could cause a Material Adverse Change; or

            (g) Loan Documents. There shall have occurred any Event of Default under or as defined in any of the Loan Documents.

         8. Remedies.

         The failure of the Lenders to insist upon the strict performance of any term, condition or other provision hereof or to exercise any right or remedy hereunder shall not constitute a waiver by the Lenders of any such term, condition or other provision or Event of Default (including but not limited to the Existing Events of Default); and any waiver of any such term, condition or other provision of any such Event of Default shall not affect or alter this letter agreement or the other Loan Documents, and each and every term, condition and other provision of this letter agreement and the other Loan Documents



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shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent Event of Default.

         9. No Novation; Effect; Counterparts; Governing Law.

         The Loan Agreement and each of the other Loan Documents shall be unaffected hereby and shall remain in full force and effect; this letter agreement shall not be deemed a novation of the Loan Agreement or any other Loan Document. The Borrower hereby acknowledges, confirms and ratifies its obligations under the Loan Agreement and each of the other Loan Documents. This letter agreement may be executed in any number of counterparts, and by the different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, but all the counterparts shall together constitute one instrument. This letter agreement shall be governed by the internal laws of The Commonwealth of Massachusetts (without reference to conflicts of law principles) and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower shall pay all reasonable out-of-pocket expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this letter agreement and all such expenses shall constitute Lender Group Expenses.

         10. Miscellaneous.

         The Borrower, by execution hereof, acknowledges and confirms that for all purposes of the Loan Agreement and the other Loan Documents, the letter agreement shall be a "Loan Document" and the term "Loan Agreement" shall mean the Loan Agreement as amended by and through the date of this letter agreement and as further amended and/or restated from time to time hereafter.

         The undersigned Lenders have not waived any terms of the Loan Agreement and expressly reserve their rights to enforce all provisions of the Loan Agreement and the other Loan Documents at law, in equity or otherwise. The undersigned Lenders do not hereby obligate themselves to grant any waiver or extension at any time in the future.

         Please acknowledge your agreement with the foregoing by signing in the space indicated below.

                                       FOOTHILL CAPITAL CORPORATION,
                                       For itself and as Agent

                                       By:

(Title)

                                       PARAGON CAPITAL, LLC, as a Lender


                                       By:
(Title)

ACKNOWLEDGED AND AGREED

GANTOS, INC.


By:
                                       (Title)

cc:      Charles T. Weissman, Esq.
         Peter M. Palladino, Esq.